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                                                                     Exhibit 2.6

                                  BILL OF SALE

            THIS BILL OF SALE, made as of March 25, 1999, is by and between COMPURX, INC., a New Jersey corporation with offices located at 271 Rt. 46W, Suite D-205, Fairfield, New Jersey 07004 (the "Seller"), and MEDSCAPE, INC., a Delaware corporation (the "Purchaser");

                              W I T N E S S E T H:

            THAT WHEREAS, the Purchaser has agreed to purchase from the Seller, and the Seller has agreed to sell to the Purchaser, all of the Seller's right, title and interest in and to certain assets as more fully described herein;

            NOW, THEREFORE, in consideration of the mutual agreements set forth herein and the payment to the Seller by the Purchaser of the Purchase Price (as defined below), the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Upon the payment by the Purchaser to the Seller of a purchase price of Fifty Thousand Dollars ($50,000) (the "Purchase Price"), the Seller hereby grants, bargains, sells, assigns, transfers, delivers and conveys to the Purchaser, its successors and assigns, forever, all of the Seller's right, title and interest in and to the trade name "CompuRx" (the "Trade Name"), the computer equipment listed on Schedule A attached hereto (the "Equipment") and that certain lease, attached hereto as Schedule B, by and between the Seller and Eugene Rushton for the premises located at 271 Rt. 46W, Suite D-205, Fairfield, New Jersey (the "Lease" and, collectively with the Trade Name and the Equipment, the "Assets").

2. The Seller represents that it has and the Purchaser is hereby receiving good and marketable title to each of the Assets, free and clear of any lien, claim, encumbrance, security interest or adverse claim whatsoever, except those liens created by the Purchaser.

3. The Purchaser is hereby assuming all of the Seller's obligations, duties and liabilities under the Lease.

4. Upon the transfer of the Assets, the Seller shall promptly either dissolve or change its name to one that is not confusingly similar to "CompuRx."

5. From time to time, as and when requested by a party hereto, a party shall execute and deliver, or cause to be executed and delivered, all such documents, instruments, and shall take all such actions and do all such things, or cause all such actions to be taken and all such things to be done, as such other party may reasonably
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deem necessary to consummate and receive the benefits of the transactions provided for in this Bill of Sale, including as may be necessary or appropriate to effectuate the transfer of the Trade Name.

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Bill of Sale to be executed as of the date first above written.


                                   COMPURX, INC.


                                   By: /s/ Thomas W. Luciani
                                       -------------------------
                                       Thomas W. Luciani
                                       President


                                   MEDSCAPE, INC.

                                   By: /s/
                                       -------------------------
                                       Name:
                                       Title: